                                                                                                                                                                                                                               Exhibit 99.2

EITF 00-21

Change in Accounting Principle: Revenue Arrangements with Multiple Deliverables

In May 2003, the Emerging Issues Task Force of the Financial Accounting Standards Board, the private sector organization that establishes financial accounting and reporting standards, finalized a new accounting rule that affects how revenues are recognized on certain types of long-term service contracts.

The new rule is called Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables," or EITF 00-21.  It primarily affects EDS contracts that involve up-front information technology (IT) system construction and ongoing processing and maintenance services, where the timing of billings is usually not consistent with the timing of costs.

Separate Units of Accounting

EITF 00-21 affects revenue recognition in a number of industries - not just IT services.  A company such as EDS often has complex contracts that involve the delivery or performance of more than one product or service at different points in time and over different time periods.  At the beginning of some of these contracts, when EDS is designing or installing an IT system, costs often exceed billings.  After the up-front IT development effort, however, billings usually exceed costs.

Prior to adoption of the new rule, the accepted accounting method for long-term contracts was known as "percentage-of-completion," or POC, accounting.  Under POC and generally accepted accounting principles (GAAP), EDS accounted for these contracts as one accounting unit and recognized revenue based on the percentage of work completed.  As a result, based on initial costs incurred at the beginning of a contract, EDS would record a portion of amounts not yet billed to the customer as revenue.  Under POC, revenue in excess of billed amounts was posted on the balance sheet as "unbilled revenue," and operating costs were expensed as incurred.

The new rule now requires companies to separate components of a complex contract into separate units of accounting.  For example, building a system is accounted for differently than managing a system.  Application of the rule, generally, will result in EDS recognizing revenue when it is billed -- unless it is refundable or service delivery has not occurred.

Costs incurred for the development of the IT system will generally be deferred and amortized over the life of the contract.  As a result, EDS likely will report lower amounts of revenue and income in the early stages of contracts and higher amounts of revenue and income in later contract stages.  (Note: If total costs for IT system development are expected to exceed the relative fair value of the development, the excess must be accrued as a loss in the period where the loss becomes known.)

Cumulative Adoption

Under EITF 00-21, companies have two options for adopting the new rule.  One option allows the rule to be applied retroactively to existing contracts as well as future contracts.  Under this option, a company has to record a one-time accounting adjustment in order for its financial statements to accurately reflect the impact of the rule.  A second option allows a company to apply the rule only to contracts signed after June 30, 2003, and does not require a one-time adjustment.

EDS believes the first option is preferable because it results in consistency in accounting for existing and future contracts and more closely aligns periodic earnings with cash flows.  EDS, therefore, elected to apply the rule retroactively.  Adoption of the rule reduces EDS' use of POC accounting to less than 5 percent of its annual revenue.  Prior to adoption of the rule, about 35 percent of EDS' annual revenue was recognized using POC accounting.

Impact on Balance Sheet

EDS' $2.2 billion one-time cumulative pre-tax balance sheet adjustment (related to contracts signed prior to 2003) reflects the reversal of $2.9 billion in unbilled revenue and the deferral of $1.1 billion in system construction costs:

Balance Sheet Impact of EITF 00-21 ($ in billions, as of January 1, 2003, unaudited)

	POC	Adjustment	EITF-Adjusted
Assets
Unbilled revenue balance	$ 3.0	$ (2.9)	$ 0.1
Deferred costs, net of amortization	$ 0.0	$ 1.1	$ 1.1
Liabilities
Deferred revenue/accrued loss liabilities	$ (0.9)	$ (0.4)	$(1.3)
Pre-tax adjustment		$ (2.2)

Note: the earnings impact of the one-time adjustment, net of income taxes of $0.8 billion, is reflected in revised Q1'03 earnings.

EDS expects to recoup the cumulative adjustment in future fiscal periods, as services are performed under its existing contracts.  The cumulative adjustment does not violate EDS' debt covenants.

For more information on EITF 00-21, please see the EITF portion of the FASB web site at http://www.fasb.org/eitf/index.shtml.